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                                                                     Exhibit 4.3

                                 PHARMCHEM, INC.

           UNSECURED SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT

        THIS UNSECURED SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT (this "AGREEMENT") is made as of September 19, 2001 by and between PharmChem, Inc., a Delaware corporation (the "COMPANY") and Richard D. Irwin, an individual ("INVESTOR").

        A. WHEREAS, the Company is willing to deliver to Investor an unsecured subordinated promissory note, and Investor is willing to loan funds to the Company, all on the terms and subject to the conditions set forth in this Agreement;

        B. WHEREAS, the Company is also willing, in consideration of said loan, to issue a warrant to Investor for thirty-seven thousand five hundred (37,500) shares of the Company's Common Stock.

        THE PARTIES AGREE AS FOLLOWS:

1. LOAN TRANSACTION.

        1.1 LOAN BY INVESTOR. Subject to all of the terms and conditions set forth herein, Investor agrees to loan to the Company Three Hundred Seventy-Five Thousand Dollars ($375,000) (the "LOAN").

        1.2 DELIVERY OF NOTE. The Company shall deliver to Investor pursuant to the terms and conditions hereof an unsecured subordinated promissory note in substantially the form attached hereto as Exhibit A (the "NOTE") for the Loan.

        1.3 ISSUANCE OF WARRANTS. The Company shall issue to Investor, for no additional consideration, a warrant for thirty-seven thousand five hundred (37,500) shares of the Company's Common Stock, in substantially the form attached hereto as Exhibit B (the "WARRANT").

        1.4 CLOSING DATE. The closing of the purchase and sale of the Note and the issuance of the Warrant shall take place at such date and at such place as the Company and Investor shall agree, but in no event later than ten (10) business days after the date first set forth hereinabove (the "CLOSING").

        1.5 DELIVERY. At the Closing, the Company will deliver to Investor the
Note in the principal amount of the Loan. The Company shall also deliver to Investor at the Closing the Warrant.



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2. DEFINITIONS. For purposes of this Agreement:

        "COMMON STOCK" shall mean the Company's common stock, $0.001 par value.

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

        "GAAP" shall mean generally accepted accounting principles.

        "MATERIAL ADVERSE EFFECT" shall mean any event, change or effect having a consequence that is materially adverse as to the business, properties, assets, liabilities or financial condition of the Company taken as a whole.

        "RULE 144" shall mean Rules 144 and 144A promulgated by the Securities and Exchange Commission under the Securities Act.

        "SECURITIES" shall mean the Warrant and the Warrant Shares.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        "TRANSACTIONAL AGREEMENTS" shall mean this Agreement, the Note, the Warrant, and all other documents to be delivered pursuant to this Agreement.

        "WARRANT SHARES" shall mean the Common Stock issuable upon exercise of the Warrant.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO INVESTOR. Except as otherwise set forth in the Schedule of Exceptions delivered to Investor by the Company concurrently with the execution of this Agreement, the Company hereby represents and warrants to Investor that:

        3.1 CORPORATE ORGANIZATION AND AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing in the State of Delaware; and has the corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. The Company is qualified to do business in the states set forth in
Section 3.1 of the Schedule of Exceptions.

        3.2 CAPITALIZATION. The authorized capital of the Company consists of
(i) 25,000,000 shares of Common Stock $0.001 par value, and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value (the "PREFERRED STOCK") of which there were issued and outstanding as of the close of business on July 31, 2001, 5,852,593 shares of Common Stock and no shares of Preferred Stock, and since that date, fewer than 25,000 additional shares of Common Stock and no shares of Preferred Stock have been issued.

        3.3 CORPORATE POWER. The Company has all requisite corporate power and authority to execute and deliver the Transactional Agreements, to sell and issue the Warrant and the Warrant Shares, and to carry out and perform its obligations under the terms of the Transactional Agreements.


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        3.4 AUTHORIZATION. All corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of all obligations under this Agreement, and for the issuance and delivery of the Warrant and the Warrant Shares has been taken, and assuming due and valid execution and delivery by Investor, the Transactional Agreements constitute legally binding and valid obligations of the Company enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles.

        3.5 VALIDITY OF WARRANT. The Warrant, when issued, sold and delivered in accordance with the terms set forth in this Agreement, will be duly and validly issued (including, without limitation, issued in compliance with applicable federal and state securities laws), fully paid, and non-assessable and will be free of any liens or encumbrances other than any liens or encumbrances created by or imposed thereon by the holders. The Warrant Shares have been duly and validly reserved and, assuming the Warrant Shares are issued to Investor, upon issuance will be duly and validly issued (including, without limitation, issued in compliance with all applicable federal and state securities laws), fully paid, and non-assessable and will be free of any liens or encumbrances other than any liens or encumbrances created by or imposed thereon by the holders. All Securities shall be subject to restrictions on transfer under state and/or federal securities laws. The Securities are not subject to any preemptive rights or rights of first refusal, except as otherwise so agreed to by the holders thereof.

        3.6 NO CONFLICT WITH OTHER INSTRUMENTS. The execution, delivery, and performance of the Transactional Agreements will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Company's Certificate of Incorporation or Bylaws; (ii) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (iii) any material contract, obligation, or commitment to which the Company is a party or by which it is bound; or (iv) to the Company's knowledge, any statute, rule, or governmental regulation applicable to the Company.

        3.7 SEC FILINGS; FINANCIAL STATEMENTS.

               (a) The Company has made available to Investor a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the "SEC") on or after January 1, 2001 (the "COMPANY SEC REPORTS"), which are all the forms, reports and documents required to be filed by the Company with the SEC since January 1, 2001. The Company SEC Reports (i) were prepared in accordance with the requirements of the Exchange Act and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any reports or other documents with the SEC. None of the statements made in any such SEC Documents is currently required to be updated or amended under applicable law (except for such statements as have been amended or updated by


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subsequently filed documents prior to the date of this Agreement); provided that the parties understand that the Company may be obligated under the securities laws to make certain disclosures in its next report on Form 10-Q to be filed under the Exchange Act relating to certain matters set forth in the Schedule of Exceptions.

               (b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by the SEC rules) and each fairly presents the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments.

               (c) The Company is currently eligible to register the resale of the Common Stock issuable on exercise of the Warrant on a registration statement on Form S-3 under the Securities Act.

        3.8 NO UNDISCLOSED LIABILITIES. The Company has no indebtedness or liability that would be required to be reflected in financial statements prepared in accordance with GAAP except (i) liabilities reflected, reserved against or otherwise disclosed in the Company SEC Reports and (ii) liabilities incurred since June 30, 2001 in the ordinary course of business.

        3.9 NO DEFAULTS, VIOLATIONS, OR CONFLICTS. The Company is not in violation in any material respect of any term or provision of any charter, bylaw, or any material term or provision of any indebtedness, mortgage, indenture, contract, agreement, judgment, or, to the Company's knowledge, any decree, order, statute, rule, or regulation applicable to the Company, and, in particular, there is no Event of Default (as such term is defined in the Loan Agreement) that has occurred and is continuing under that certain Amended and Restated Loan and Security Agreement dated as of May 15, 2000, between the Company and Comerica Bank -- California, as amended (as amended, the "LOAN AGREEMENT").

        3.10 BROKERS AND FINDERS. The Company has not retained or agreed to pay any compensation to any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

        3.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 2001 the Company has conducted its business in the ordinary course consistent with past practices and there has not been any Material Adverse Effect.

        3.12 GOVERNMENTAL CONSENTS. Subject to the accuracy of Investor's representations in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing pursuant to Regulation D,


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promulgated under Rule 501 of the Securities Act, and any other applicable state securities laws, which filings and qualifications, if required, will be effected in a timely manner.

        3.13 LITIGATION. There is no action, proceeding, or investigation pending against the Company or, to the knowledge of the Company, threatened, and no judgment, decree or order of any court in effect against the Company, that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

        3.14 REGISTRATION AND SEC DOCUMENTS. The Common Stock is registered under the Exchange Act and has been so registered since 1991. The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 pursuant to the reporting requirements of the Exchange Act.

        3.15 ACKNOWLEDGMENT REGARDING INVESTOR'S PURCHASE OF THE SECURITIES. The Company acknowledges and agrees that Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or the transactions contemplated hereby, that this Agreement and the transactions contemplated hereby, and the relationship between Investor and the Company, are "arms-length", and that any statement made by Investor, or any of his representatives or agents, in connection with this Agreement or the transactions contemplated hereby is not advice or a recommendation, is merely incidental to Investor's purchase of the Securities and has not been relied upon in any way by the Company, its officers, directors or other representatives. The Company further represents to Investor that the Company's decision to enter into this Agreement and the transactions contemplated hereby has been based solely on an independent evaluation by the Company and its representatives.

        3.16 NO GENERAL SOLICITATION. Neither the Company nor any person acting on behalf of the Company has conducted any "general solicitation," as described in Rule 502(c) under Regulation D, with respect to any of the Securities.

        3.17 NO INTEGRATED OFFERING. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would prevent the parties hereto from consummating the transactions contemplated hereby pursuant to an exemption from registration under the Securities Act pursuant to the provisions of Section 4(2) or Regulation D promulgated thereunder. The transactions contemplated hereby are exempt from the registration requirements of the Securities Act, assuming the accuracy of the representations and warranties herein contained of Investor to the extent relevant for such determination.

        3.18 INTELLECTUAL PROPERTY. The Company owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "INTANGIBLES") used or necessary for the conduct of its business as now being conducted and as previously described in the Company's Annual Report on Form 10-K for its most recently ended fiscal year for which an Annual Report on Form 10-K was filed. To the knowledge of the Company, neither the


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Company nor any subsidiary of the Company has taken any action that infringes on or is in conflict with any right of any other person with respect to any Intangibles nor is there any claim of infringement made by a third party against or involving the Company or any of its subsidiaries, which infringement, conflict or claim, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

        3.19 FOREIGN CORRUPT PRACTICES. Neither the Company, nor any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Without limiting the generality of the foregoing, the Company and its subsidiaries have not directly or indirectly made or agreed to make (whether or not said payment is lawful) any payment to obtain, or with respect to, sales other than usual and regular compensation to its or their employees and sales representatives with respect to such sales.

        3.20 NO IMPLIED REPRESENTATION. Notwithstanding anything else contained in this Section 3 or any other provision of this Agreement, it is the explicit intent of each party hereto that the Company is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF INVESTOR. Investor represents and warrants to the Company as follows:

        4.1 AUTHORIZATION. When executed and delivered by Investor, and assuming due and valid authorization, execution and delivery by the Company, the Transactional Agreements constitute legally binding and valid obligations of Investor enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles.

        4.2 BROKERS AND FINDERS. Investor has not retained any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement.

        4.3 INVESTMENT. This Agreement is made with Investor in reliance upon Investor's representation to the Company, which by Investor's execution of this Agreement Investor hereby confirms, that the Securities to be received by Investor will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.


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        4.4 NO PUBLIC MARKET. Investor understands and acknowledges that the offering of the Securities pursuant to this Agreement will not be registered under the Securities Act on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act, and that the Company's reliance upon such exemption is predicated upon Investor's representations set forth in this Agreement.

        4.5 LIMITATIONS ON TRANSFERABILITY. Investor covenants that in no event will Investor dispose of any of the Securities (other than pursuant to Rule 144 or any similar or analogous rule) unless and until (i) Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and (ii), if requested by the Company, Investor shall have furnished the Company with an opinion of counsel satisfactory in form and substance to the Company and the Company's counsel to the effect that (x) such disposition will not require registration under the Securities Act and (y) appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken. Notwithstanding the limitations set forth in the foregoing sentence, Investor may transfer Securities by gift, will or intestate succession to Investor's spouse or lineal descendants without the necessity of registration or opinion of counsel if the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if such transferee were an Investor; provided, however, that Investor hereby covenants not to effect such transfer if such transfer either would invalidate the securities laws exemptions pursuant to which the Securities were originally offered and sold or would itself require registration under the Securities Act or applicable state securities laws. Each certificate evidencing the Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 4.7, except that such certificate shall not bear such legend if the transfer was made in compliance with Rule 144 or if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act.

        4.6 EXPERIENCE. Investor represents that: (i) Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Investor's prospective investment in the Securities; (ii) Investor has received all the information he has requested from the Company and considers necessary or appropriate for deciding whether to purchase the Securities; (iii) Investor has had the opportunity to discuss the Company's business, management, and financial affairs with its management; (iv) Investor has the ability to bear the economic risks of Investor's investment in the Securities; and (v) Investor is able, without materially impairing his financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of his investment. The foregoing, however, does not limit or modify the representations or warranties of the Company in Section 3 of this Agreement or the right of Investor to rely thereon.

        4.7 LEGENDS. All Certificates for Securities shall bear substantially the following legend:

                THE SECURITIES REPRESENTED HEREBY (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED


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                (THE "ACT"), OR QUALIFIED UNDER APPLICABLE SECURITIES LAWS OF
                ANY STATE ("STATE LAWS"). THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED IN THE ABSENCE OF EITHER: (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND QUALIFICATION OF THE SECURITIES UNDER APPLICABLE STATE LAWS, OR (B) THE AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION. IF SUCH AN EXEMPTION IS BEING RELIED UPON REGARDING ANY PROPOSED TRANSFER OF THE SECURITIES, PHARMCHEM, INC., AS A CONDITION TO RECORDING SUCH TRANSFER IN ITS STOCK TRANSFER RECORDS, MAY REQUIRE A REASONABLY SATISFACTORY WRITTEN OPINION OF COUNSEL TO THE EFFECT THAT SUCH EXEMPTION IS AVAILABLE FOR SUCH TRANSFER.

        4.8 ACCREDITED INVESTOR. Investor presently qualifies, and will as of the Closing Date qualify, as an "accredited investor" within the meaning of Regulation D of the rules and regulations promulgated under the Securities Act. Attached as Schedule 4.8 is a copy of Securities and Exchange Commission Rule 501, containing the definition of an "Accredited Investor."

5. SUBORDINATION OF NOTE. The Company's obligation under the Note shall be subordinate in payment and priority to the indebtedness of the Company due and owing to Comerica Bank -California (the "BANK") evidenced by the Loan Agreement, and any other instruments evidencing indebtedness or obligations of the Company to Comerica Bank -- California (the "SENIOR DEBT") as provided in that certain Subordination Agreement between the Bank and Investor to be entered into prior to the Closing.

6. REGISTRATION RIGHTS.

        6.1 DEFINITIONS. For purposes of this Section 6:

               (a) The term "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

               (b) The term "HOLDER" means any person owning or having the right to acquire Registrable Securities or any assignee thereof. Investor recognizes that, substantially at or about, or shortly prior to, the time of the Closing, the Company has issued or intends to issue to other investors, on terms substantially similar to those set forth herein, warrants for shares of the Company's Common Stock. For purposes of this Section 6, the term "HOLDERS" shall mean Investor and the holder or holders of such warrants, provided, however, that such holder or holders of such warrants shall not be authorized to initiate a demand for registration pursuant to


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Section 6.3 hereof, but the parties recognize that such holder or holders will have registration rights substantially similar to those set forth in this Agreement.

               (c) The term "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

               (d) The term "REGISTRABLE SECURITIES" means (i) the Warrant Shares, (ii) Common Stock of the Company now owned or hereafter acquired by Investor, (iii) Common Stock of the Company issuable or issued upon conversion or exercise of any convertible stock, warrant, option or other security now owned or hereafter acquired by Investor, and (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in
(i), (ii) and (iii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this
Section 6 are not assigned.

               (e) The number of shares of "REGISTRABLE SECURITIES" outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

               (f) The term "SEC" shall mean the Securities and Exchange Commission.

        6.2 COMPANY REGISTRATION.

               (a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than Investor) any of its stock or other securities under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan or employee benefit plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give the Holders written notice of such registration. Upon the written request of the Holders given within fifteen (15) days after mailing of such notice by the Company in accordance with Section 9.4, the Company shall, subject to the provisions of Section 6.2(c), use its best efforts to cause to be registered under the Securities Act all of the Registrable Securities that the Holders have requested to be registered.

               (b) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 6.2 prior to the effectiveness of such registration


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whether or not Investor has elected to include securities in such registration.
The expenses of such withdrawn registration shall be borne by the Company.

               (c) In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 6.2 to include any of a Holder's Registrable Securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company or other such persons, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by Investor and by other security holders of the Company to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the Holders and other selling security holders according to the total amount of securities entitled to be included therein owned by the Holders and such other selling security holders or in such other proportions as shall mutually be agreed to by such selling persons), but in no event shall the amount of securities of the selling Holders and other selling security holders be reduced below 30% of the total amount of securities included in such offering. For purposes of the preceding parenthetical concerning apportionment, for a Holder and any other selling security holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder or other selling security holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single selling Holder or other security holder, and any pro rata reduction with respect thereto shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

        6.3 FORM S-3 REGISTRATION.

               (a) In case the Company shall receive from Investor a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by Investor, the Company shall:

                      (i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                      (ii) use best efforts to effect, as soon as possible, but in no event greater than ninety (90) days from the date of such request, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of Investor's Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after


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receipt of such written notice from the Company, provided, however, that the
Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 6.3:

                      (A) if Form S-3 is not available for such offering by Investor;

                      (B) if Investor, together with other Holders, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $500,000;

                      (C) if the Company shall furnish to Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of Investor under this Section 6.3; provided, however, that the Company shall not utilize this right more than once in any twelve (12)-month period;

                      (D) if the Company has, within the twelve (12)-month period preceding the date of such request, already effected one (1) registration on Form S-3 for Investor pursuant to this Section 6.3;

                      (E) if the Company has already effected two (2) registrations on Form S-3 for Investor pursuant to this Section 6.3;

                      (F) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

                      (G) following the expiration of five (5) years from the Closing, provided, however, such five (5) year period shall be extended for any period that the Company does not or cannot file a registration statement in reliance on Section 6.3(a)(ii)(A) or 6.3(a)(ii)(C) hereof or is subject to a backout pursuant to Section 6.4(f) hereof.

               (b) Notwithstanding anything to the contrary contained in this
Section 6, the Company shall have the right, in lieu of effecting a registration under this Section 6.3, to purchase from Holders the Registrable Securities which were the subject of a Holder's request. If the Company desires to exercise such right, it shall so notify Holders within thirty (30) days following receipt of a Holder's request that the Company effect a registration pursuant to this
Section 6.3. If the Company desires to exercise such right and if a Holder desires to sell the Registrable Securities to the Company, on such date as shall be agreed upon by such Holders and the Company, which date shall be no more than thirty (30) days following the date on which the Company notifies Holders that it desires to exercise its purchase right, such Holder shall deliver to the Company certificates representing the Registrable Securities which were the subject of such Holder's request, duly endorsed for transfer or accompanied by duly executed appropriate stock powers, and the Company shall pay to such Holder the Fair Market Value (as such term is defined in the Warrant) of such Registrable Securities as of the date of a Holder's request that the Company effect a registration. If the Company exercises such right and a Holder determines not to sell the Registrable Securities to the Company, then such Holder shall have no right to request a further registration for the twelve (12) month period following the date of Holder's request pursuant to Section 6.3(a).

        6.4 OBLIGATIONS OF THE COMPANY. Whenever required under this Section 6 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably practicable:

               (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of Investor, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided that if, in the Company's reasonable discretion, maintaining such registration statement in effect for longer than one hundred twenty (120) days would not in any way adversely affect the Company or its stockholders, if Investor so requests, the Company will use commercially reasonable efforts to do so;

               (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

               (c) furnish to Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by Holders;

               (d) use best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Investor, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

               (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

               (f) notify Holders at any time when a prospectus relating to the Registrable Securities covered by such registration statement is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, upon receipt of such notice and until the earlier of (i) the date the Company makes available to Holders a supplemented or amended prospectus meeting the requirements of the Securities Act and relevant blue sky laws, or (ii) the date the Company notifies Holders that Holders may resume offers and sales using the prior prospectus, Holders shall not offer or sell any Warrant Shares pursuant to the Registration Statement (and shall return all copies of such prior prospectus to the Company if requested to do so by it). Notwithstanding Section 6.3(a), the Company may continue such "blackout" period or periods for such period of time as the Company considers reasonably necessary and in its best interest due to circumstances then existing, or simply due to the fact that amendments/ supplements of a Registration Statement/prospectus have not yet been prepared; but in no event may the Company impose "blackouts" on Holders for any period of thirty (30) or more consecutive business days or totaling more than ninety (90) days in any twelve (12) month period.

               (g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

               (h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

        6.5 INFORMATION FROM HOLDERS. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 6 with respect to Registrable Securities that each Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of Holder's Registrable Securities.

        6.6 EXPENSES OF REGISTRATION. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 6.2 and 6.3, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company.

        6.7 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 6:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Investor, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

               (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Investor selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 6.7(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this Section 6.7(b) exceed the net proceeds from the offering received by such Holder.

               (c) Promptly after receipt by an indemnified party under this
Section 6.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.7.

               (d) If the indemnification provided for in this Section 6.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided that in no event shall any indemnity under this Section 6.7(d) exceed the net proceeds from the offering received by such indemnifying party. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

               (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

               (f) The obligations of the Company and Holders under this Section
6.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 6, and otherwise.

        6.8 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

               (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

               (c) furnish to any Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and
(iii) such other information as may be reasonably requested in availing such Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

        6.9 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 6 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner or stockholder of such Holder, (ii) is such Holder's family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least two hundred fifty thousand (250,000) shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided:
(a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such assignment shall be effective only upon delivery of the written notice referred to in the preceding clause (a) and if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

        6.10 ADDITIONAL RIGHTS. If the Registrable Securities have not been registered within the time limits set forth in Section 6.3 hereof, as such time limits may be extended pursuant to the terms of Section 6.3 (the "PENALTY DATE"), or if Investor is unable to sell Registrable Securities because the Company has imposed a "blackout" for longer than provided in Section 6.4(f) hereof, the Company shall pay Investor (on behalf of Investor and its assignees, if any) the sum of $50,000. For each month (or partial month) thereafter that the Registrable Securities are not registered, the Company shall pay Investor (on behalf of Investor and its assignees, if any) an additional $10,000. For the purposes of this Section 6.10, a "month" shall be deemed to begin on the same numbered day in each calendar month as the numbered day of the month on which the Closing occurs.

        6.11 TERMINATION OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 6 shall terminate at such time at which all

Registrable Securities held by Investor can be sold in any ninety (90)-day period without registration in compliance with SEC Rule 144.

7. CONDITIONS OF INVESTOR'S OBLIGATIONS AT CLOSING. The obligation of Investor to loan funds to the Company pursuant to this Agreement is subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by Investor:

        7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 3 shall be true in all material respects on and as of the Closing with the same effect as if made on and as of the Closing.

        7.2 PERFORMANCE. The Company shall have performed or fulfilled in all material respects all agreements, obligations, and conditions contained herein required to be performed or fulfilled by the Company before the Closing.

        7.3 LEGAL OPINION. The Company shall deliver to Investor an opinion of Sonnenschein Nath & Rosenthal, counsel to the Company, in a form reasonably satisfactory to Investor.

8. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions, any of which may be waived in writing by the Company:

        8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Investor contained in Section 4 shall be true in all material respects on and as of the Closing with the same effect as if made on and as of the Closing.

        8.2 PERFORMANCE. Investor shall have performed or fulfilled in all material respects all agreements, obligations, and conditions contained herein required to be performed or fulfilled by Investor before the Closing.

9. MISCELLANEOUS.

        9.1 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding those laws that direct the application of another jurisdiction's laws.

        9.2 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        9.3 CAPTIONS. All captions and headings herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement. All references herein to sections or paragraphs shall, unless otherwise expressly stated, mean sections or paragraphs of this Agreement.

        9.4 NOTICES. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern Time) in the case of notices to Investor or 4:30 p.m. (Central time) in the case of notices to the Company, in each case on a business day, (b) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 4:30 p.m. (Eastern Time) in the case of notices to Investor or 4:30 p.m. (Central time) in the case of notices to the Company, in each case on any date, and earlier than 11:59 p.m. (Eastern Time) in the case of notices to Investor or 11:59 p.m. (Central time) in the case of notices to the Company on such date, (c) the business day following the date of mailing, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:

If to the Company:

PharmChem, Inc.
4600 Beach Street
Haltom City, Texas  76137
Attention:  Chief Financial Officer
Facsimile:  817-581-2049

with a copy to:

Robin M. Edwards
Sonnenschein Nath & Rosenthal
685 Market Street, Sixth Floor
San Francisco, California  94105
Facsimile:  (415) 543-5472

If to Investor:

Richard D. Irwin
23 Wild Duck Road
Wilton, Connecticut  06897
Facsimile:  (203) 972-3355

or to such other address or facsimile number as one party may provide to the other in accordance with this Section 9.4.

        9.5 SURVIVAL OF WARRANTIES. The warranties and representations of the Company contained in or made pursuant to this Agreement with respect to the Closing shall survive the execution and delivery of this Agreement and the Closing until such time as the Note has been paid in full.

        9.6 BROKERS FEES. Each of the Company and Investor will indemnify the other against all liabilities incurred by the indemnified party with respect to claims related to investment banking, brokers or finders fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the party asserting such claims and the indemnifying party, and all costs and expenses (including reasonable fees of counsel) of investigating and defending such claims.

        9.7 EXPENSES. The Company will bear its legal and other fees and expenses in connection with the transactions contemplated in this Agreement, and will reimburse Investor for his legal fees at the Closing, provided that such legal fees to be reimbursed shall not exceed $10,000.

        9.8 ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire contract between the Company and Investor relative to the subject matter hereof. Any previous agreement between the Company and Investor is superseded by this Agreement. Subject to the restrictions on transfer set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors, and assigns of the parties.

        9.9 MODIFICATION. This Agreement may not be modified, terminated, or amended in any respect, except pursuant to an instrument in writing duly executed by all of the parties hereto.

                            [Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Note and Warrant Purchase Agreement as of the date and year first above written.

THE COMPANY:                        PHARMCHEM, INC.


                                    By:   /S/ JOE HALLIGAN
                                       ----------------------------------------
                                          Joseph W. Halligan, President

                                    Address for Notices:

                                            4600 Beach Street
                                            Haltom City, Texas 76137



INVESTOR:                           RICHARD D. IRWIN


                                          /S/ RICHARD D. IRWIN
                                    -------------------------------------------
                                          Richard D. Irwin

                                    Address for Notices:

                                            23 Wild Duck Road
                                            Wilton, Connecticut  06897





[SIGNATURE PAGE FOR UNSECURED SUBORDINATED NOTE AND WARRANT PURCHASE AGREEMENT]